Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD Acting President and Chief Executive Officer Xcyte Therapies, Inc. (206) 262-6219

XCYTE RECEIVES NOTICE OF NON-COMPLIANCE WITH

NASDAQ CONTINUED LISTING STANDARD

SEATTLE, WA - December 12, 2005 — On December 6, 2005, Xcyte Therapies, Inc. (Xcyte, the “Company”) (Nasdaq XCYT, XCYTP) received a notice from The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”), and as a result the Company’s common stock will be delisted at the opening of business on December 15, 2005 unless the Company requests a hearing in accordance with the Nasdaq Marketplace Rules. The Minimum Bid Price Rule requires that the bid price of the Company’s common stock remain above $1.00 for continued inclusion in the Nasdaq National Market.

The Company was initially notified on June 6, 2005, that its stock had closed below the minimum bid price for 30 consecutive business days. In accordance with the Nasdaq Marketplace Rules, the Company was granted 180 calendar days, or until December 5, 2005, to regain compliance with the Minimum Bid Price Rule.

The Company intends to request a hearing of a Listing Qualifications Panel to review the Nasdaq staff’s delisting determination. A request for a hearing is expected to stay the delisting of the Company’s common stock pending the Panel’s decision. If the Company decides not to appeal the Nasdaq staff’s delisting determination or the appeal is denied by the Panel, the Company’s common stock will be delisted.

If Xcyte’s common stock is delisted, its 6% convertible exchangeable preferred stock would also be delisted unless such preferred stock separately meets all of the minimum listing requirements at that time.